UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

(Name of Registrant as Specified in its Charter)

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WELLS REAL ESTATE INVESTMENT TRUST II, INC.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

AND INTERNET AVAILABILITY OF PROXY MATERIALS

Dear Stockholder:

On Wednesday, July 21, 2010, we will hold our 2010 annual meeting of stockholders at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097. The meeting will begin at 1:30 p.m. Directions to the 2010 annual meeting of stockholders can be obtained by calling our Client Services department at 1-800-557-4830.

We are holding this meeting to:

1.	Elect nine directors to hold office for one-year terms expiring in 2011.

The board of directors recommends a vote FOR each nominee.

2.	Approve a proposed amendment to our charter to require that certain conflict-of-interest and joint venture transactions, which currently require approval of only the Conflicts Committee of the board of directors, be approved by both the Conflicts Committee and the board of directors.

The board of directors recommends a vote FOR the proposal.

3.	Attend to other business properly presented at the meeting.

Your board of directors has selected April 23, 2010 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card, and our 2009 annual report to stockholders are being mailed to you on or about April     , 2010.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet, using the control number shown on the enclosed proxy card;

(2)	by telephone, using the control number shown on the enclosed proxy card; or

(3)	by mail, using the enclosed proxy card.

Because we are a widely held REIT with more than              stockholders, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2010:

Our Proxy Statement, Form of Proxy Card and 2009 Annual Report to stockholders are also available at http://www.wellsreitII.com/proxy

By Order of the Board of Directors

Leo F. Wells, III Chairman

Atlanta, Georgia

April     , 2010

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2010 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who cannot attend a meeting in person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are Leo F. Wells, III, Douglas P. Williams, or Randall D. Fretz, each of whom are our officers. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, unless you later instruct otherwise, they will vote FOR all of the director nominees and FOR the proposal to amend our charter. With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy via Internet or by telephone) as soon as possible whether or not you plan on attending the meeting in person.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 21, 2010, at 1:30 p.m. at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097. Directions to the 2010 annual meeting of stockholders can be obtained by calling our Client Services department at 1-800-557-4830.

Q:	How many shares of common stock are outstanding?

A:	As of April 23, 2010, there were shares of our common stock issued and outstanding.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a non-routine proposal because (1) the broker has not received voting instructions on the proposal from the beneficial owner, and (2) the subject matter of the proposal is one upon which such broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote uninstructed shares in its discretion.

Q:	What is a “quorum”?

A:	A “quorum” consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting or your proxy card is submitted as a broker non-vote, then your shares will be counted toward the presence of a quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors, the proposal to amend our charter, and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as director who are named as such in this proxy statement and a vote FOR the proposal to amend our charter.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on April 23, 2010, the record date, is entitled to vote at the annual meeting. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the meeting. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet, using the unique control number found on the enclosed proxy card; (2) by telephone, using the unique control number found on the enclosed proxy card; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to vote by proxy via the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card, your shares will be voted as you instruct, unless you give no instructions with respect to one or more of the proposals. In this case, unless you later instruct otherwise, your shares of common stock will be voted “FOR” the nominees for director and “FOR” the proposal to amend our charter. With respect to any other proposals to be voted on, your shares of common stock will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams, or Fretz.

Q:	What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another proxy card, dated after your first proxy card, provided we receive the second proxy card before the annual meeting date; or

(4)	recasting your proxy vote on the proxy voting Web site or by telephone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. As discussed below, your vote could affect the composition of our board of directors and whether the proposal to amend our charter is approved. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. Because we are a widely held REIT (with more than record holders of our stock), YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the board of directors?

A:	Under our charter, a plurality of the votes cast is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees does not exceed the number of board seats, a nominee need only receive a single “for” vote to be elected. Abstentions, “withhold” votes and broker non-votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

However, in order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have adopted a policy requiring each of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes. If a director must offer to resign because of “withhold” vote totals, a committee of all of our independent directors (the “Conflicts Committee”) must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Conflicts Committee accepts the offer, then the resignation will be effective upon acceptance. If the Conflicts Committee rejects the offer, it must publicly disclose its reasons for doing so. The offer of resignation also may be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. More details of this policy are set out under “Proposal 1. Election of Directors.” The policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our Web site at www.wellsreitII.com. Proxies received will be voted FOR each nominee for director unless stockholders designate otherwise.

Q:	What are the voting requirements to approve the proposal to amend our charter?

A:	Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to amend our charter. Abstentions and broker non-votes will have the same effect as votes against the proposal to amend our charter. Proxies received will be voted “FOR” the proposal to amend our charter unless stockholders designate otherwise.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the proposal to amend our charter, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells, III, our President; Douglas P. Williams, our Executive Vice President and Secretary; and Randall D. Fretz, our Senior Vice President; and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2011 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for presentation to and action by the stockholders at the 2011 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no later than . To also be eligible for inclusion in our proxy statement for the 2011 annual meeting, director nominations and other stockholder proposals must be received by Mr. Williams by .

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We have contracted with Georgeson, Inc., a Delaware corporation, d/b/a Computershare Fund Services (“CFS”), to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay CFS fees of approximately $35,000 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials; dissemination of brokers’ search cards; distribution of proxy materials; operating online and telephone voting systems; and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing this proxy solicitation material, employees of CFS, employees of our advisor or its affiliates, and our officers also may solicit proxies in person, via the Internet, by telephone, or by any other electronic means of communication or by other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the Annual Report and Proxy Statement will I receive?

A:

In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and stems from rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:	You may withdraw your householding consent at any time by contacting our Client Services department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:	When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Client Services department at the address and telephone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	You may access, read and print copies of the proxy materials for this year’s annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following Web address: http://www.wellsreitII.com/proxy.

We also file annual, quarterly, and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the Web site maintained by the SEC at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have nine directors, all of whom are being nominated for reelection at the annual meeting. We currently have no vacant board positions. Our board of directors held 16 meetings during 2009. For biographical information regarding our directors, see “Executive Officers and Directors” on page 17.

Our board has established the following committees: Audit Committee; Nominating and Corporate Governance Committee; Asset Management Committee; Finance and Planning Committee; and Stockholder Relations, Communication, and Development Committee. In addition, our charter has established a Conflicts Committee consisting of all of our independent directors. Information regarding each of the committees is set forth below.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the Audit Committee, the Nominating and Corporate Governance Committee and all of the other committees of our board of directors are “independent” as defined by the New York Stock Exchange (“NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). The board of directors has determined that Charles R. Brown, Richard W. Carpenter, Bud Carter, John L. Dixon, George W. Sands and Neil H. Strickland each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. On March 29, 2010, E. Nelson Mills became a Senior Vice President of Wells Capital, Inc. and no longer serves as one of our independent directors. Prior to March 29, 2010, the Board had determined that Mr. Mills satisfied the bright-line criteria and that he did not have a relationship with us that would interfere with his ability to exercise independent judgment as a member of the board. Although Mr. Mills continues to serve as a director, he has resigned from all committee positions effective March 29, 2010. On April 1, 2010, Mr. Sands became one of our independent directors. For a discussion of transactions and relationships between our directors and our affiliates that were considered by the board under the applicable independence definitions in determining that these directors are independent, see “Transactions with Related Persons.”

The Audit Committee

General

The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others, the system of internal control over financial reporting that our management has established, and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2003. The Audit Committee Charter is available on our Web site at www.wellsreitII.com.

The members of the Audit Committee are George W. Sands (Chairman), Neil H. Strickland and Charles R. Brown. All of the members of the Audit Committee are “independent” as defined by the NYSE. Prior to March 29, 2010, E. Nelson Mills served as the Chairman of the Audit Committee and as the “audit committee financial expert.” During the time Mr. Mills served on the Audit Committee, the board of directors had determined that Mr. Mills satisfied the SEC’s requirements for an audit committee financial expert. On April 1, 2010, Mr. Sands became one of our independent directors and our Audit Committee Chairman, and the Board determined that he qualified as an audit committee financial expert. During 2009, the Audit Committee met five times.

Independent Auditors

On April 30, 2008, we informed Ernst & Young LLP of our decision to consider engaging other accounting firms to serve as our independent registered public accountants. Upon completion of Ernst & Young LLP’s review of our financial statements included in the 10-Q for the three months ended March 31, 2008 filed on May 14, 2008, the Audit Committee of our Board of Directors dismissed Ernst & Young LLP as our independent registered public accounting firm. On May 14, 2008, the Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm.

Ernst & Young LLP’s report on our financial statements for the year ended December 31, 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2007, and the subsequent interim period through May 5, 2008, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference thereto in its reports on our financial statements for such years. There were no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K during the year ended December 31, 2007, and through May 5, 2008.

We provided Ernst & Young LLP with copies of the Form 8-Ks filed with regard to the change in independent registered public accounting firm, which were filed with the SEC on May 5, 2008 and May 14, 2008, and requested that Ernst & Young LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the foregoing statements. Copies of Ernst & Young LLP’s letters dated May 5, 2008 and May 14, 2008, were filed as Exhibit 16.1 to the May 5, 2008 and May 14, 2008 Form 8-Ks, respectively.

During the year ended December 31, 2007, and the subsequent interim periods through May 14, 2008, we did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a)(2) of Regulation S-K.

There were no disagreements with our independent registered public accountants during the years ended December 31, 2009 or 2008.

During the year ended December 31, 2009, Deloitte & Touche LLP served as our independent auditor and provided certain domestic and international tax and other services. Deloitte & Touche LLP has served as our independent auditor since May 14, 2008. The Audit Committee has engaged Deloitte & Touche LLP as our independent auditor to audit our financial statements for the year ended December 31, 2010. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any decision to select new auditors would be disclosed to the stockholders in accordance with applicable securities laws.

Representatives from Deloitte & Touche LLP are expected to be present at the annual meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions posed by any stockholders.

Preapproval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte & Touche LLP for the year ended December 31, 2009 were preapproved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by our principal auditor, as well as the fees charged by the principal auditor for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of the principal auditor. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our principal auditor for the years ended December 31, 2009 and 2008, are set forth in the table below.

	2009	2008
Audit fees
Ernst & Young LLP	-0-	$73,975
Deloitte & Touche LLP	$867,300	550,000

Total	$867,300	$623,975

Audit-related fees
Ernst & Young LLP	-0-	-0-
Deloitte & Touche LLP	-0-	-0-

Total	-0-	-0-

Tax fees
Ernst & Young LLP	-0-	$258,455
Deloitte & Touche LLP	$156,654	74,899

Total	$156,654	$333,354

All other fees
Ernst & Young LLP	-0-	-0-
Deloitte & Touche LLP	-0-	-0-

Total	-0-	-0-

Total fees	$1,023,954	$957,329

For purposes of the preceding table, the principal auditor’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the principal auditor in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, including reviews of our financial statements included in the registration statements, as amended, related to our public offerings of common stock. Audit fees are presented for the period to which the audit work relates.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state, and local issues. Services also may include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence. Tax fees are presented for the period in which the services were provided.

•	All other fees – These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Report of the Audit Committee

The Audit Committee reviews the financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2009 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of nonaudit services is compatible with maintaining its independence from us.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the 2009 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

March 22, 2010	The Audit Committee of the Board of Directors:
E. Nelson Mills (Chairman), Neil H. Strickland, and Charles R. Brown

The Conflicts Committee

The members of our Conflicts Committee are Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, John L. Dixon and George W. Sands, all of whom are independent directors. Prior to March 29, 2010, E. Nelson Mills served as a member of the Conflicts Committee. On April 1, 2020, Mr. Sands became an independent director and member of the Conflicts Committee. Our charter empowers the Conflicts Committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by affiliates of our advisor could reasonably be compromised. Among the duties of the Conflicts Committee are the following:

•	reviewing and reporting on our policies (see below);

•	approving transactions with affiliates and reporting on their fairness to us (see below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter;

•	approving acquisitions and dispositions;

•	evaluating the performance of our officers; and

•	considering plans with respect to the succession of our president in the event of his sudden incapacitation, death, or departure.

In addition, our Conflicts Committee discharges the board’s responsibilities relating to compensation of our executives and directors. In this regard, the Conflicts Committee administers the granting of stock options to selected employees of Wells Capital, Inc. (“Wells Capital”), our advisor, and Wells Management Company, Inc. (“Wells Management”), our property manager, based upon recommendations from Wells Capital, and sets the terms and conditions of such options in accordance with the 2003 Stock Option Plan. To date, no employee stock options have been issued. The Conflicts Committee also is responsible for administering the terms of the Independent Director Stock Option Plan, the terms of which are discussed in detail below under “Compensation of Directors – Independent Director Stock Option Plan.”

Under the terms of the 2003 Stock Option Plan, and only to the extent permissible under Maryland law, the Conflicts Committee may expressly delegate to any individual or group of individuals some or all of the committee’s authority to administer the plan, including authority to designate participants, determine terms, conditions, and amounts of option awards, and to grant awards. However, no delegation of duties and responsibilities may be made to eligible participants in the plan who are, or who are anticipated to become, persons subject to the short-swing profit rules of Section 16 of the Securities Exchange Act of 1934.

The primary responsibilities of the Conflicts Committee are enumerated in our charter. The Conflicts Committee does not have a separate committee charter. The Conflicts Committee met eight times during 2009.

Report of the Conflicts Committee

Review of Our Policies

The Conflicts Committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Investment Policies. We focus our investment efforts on the acquisition of high-quality, income-generating office and industrial properties leased to creditworthy tenants. Although we may acquire other types of real estate, this focus is preferred because we believe it will best enable us to achieve our goal of preserving investor capital and generating current income. We are actively pursuing acquisition opportunities that meet this investment focus. Our advisor, Wells Capital, has extensive expertise with this type of real estate.

Working Capital Reserves. We may from time to time temporarily set aside offering proceeds, rather than pay down debt or acquire properties, in order to provide financial flexibility or in the event that suitable acquisitions are not available. While temporarily setting aside funds will decrease the amount available to invest in real estate in the short term and, hence, may temporarily decrease future net income, we believe that it may be prudent under certain economic conditions to have these funds available, in addition to funds available from operations and borrowings.

Borrowing Policies. Over the long term, we have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation) and, ideally, at significantly less than this 50% debt-to-real-estate asset ratio. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces their risk of loss. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders. As of December 31, 2009, our debt-to-real-estate asset ratio was approximately 18.5%.

Policies Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of average invested assets or 25% of net income, as these terms are defined in our charter. For the four consecutive quarters ended December 31, 2009, total operating expenses represented 1.2% of average invested assets and 11.7% of operating income, as defined by the advisory agreement.

Offering Policies. We are conducting a public offering of up to 300 million shares of common stock at $10 per share (with discounts available for certain categories of investors), plus additional shares offered under our dividend reinvestment plan. We believe this offering is in the best interest of our stockholders because it increases the likelihood that we will be able to (i) acquire properties at attractive pricing, thereby improving stockholder returns, and (ii) continue to diversify our portfolio of income-producing properties, thereby reducing risk in our portfolio.

Listing Policy. We believe it is in the best interest of our stockholders for our common shares to remain unlisted on a national exchange at this time. First, we are in the fundraising and property-acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional properties so that the real estate portfolio can achieve greater size and diversification. Second, in the near term, the advisory agreement allows us the opportunity to continue to acquire properties (until the aggregate purchase price of the portfolio is $6.5 billion) without an increase in the amount of asset management fees paid to our external advisor, Wells Capital. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near term is outweighed by the longer-term benefits of completing the current offering, allowing the portfolio to mature and then listing the shares at a price that is anticipated to be higher than the price at which they would likely trade today.

Transactions with Affiliates

Our charter requires our Conflicts Committee to review and approve all transactions involving our affiliates and us. Prior to entering into a transaction with an affiliate that is not covered by our advisory agreement with our advisor, a majority of the Conflicts Committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Ethics, our officers and directors are required to bring potential conflicts of interest to the attention of the chairman of our Audit Committee promptly. The Conflicts Committee has reviewed the material transactions between our affiliates and us since the beginning of 2009 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the committee’s report on their fairness.

Our Relationship with Wells Capital. Our executive officers, Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, are also executive officers of Wells Capital, our advisor. Mr. Wells is the sole director of our advisor and indirectly owns 100% of its equity. Since 2003, our advisor has provided our day-to-day management. Among the services provided by our advisor under the terms of an advisory agreement are the following:

•	real estate acquisition services;

•	asset management services;

•	real estate disposition services;

•	property management oversight services; and

•	administrative services.

Our advisor is at all times subject to the supervision of our board of directors and has only such authority as we may delegate to it as our agent. The term of our advisory agreement runs through July 31, 2010 and is subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. From January 1, 2009 through the most recent date practicable, which was December 31, 2009, we have compensated our advisor as set forth below.

We have incurred acquisition fees payable to our advisor equal to 2.0% of gross proceeds from our public offerings of common stock for services in connection with the selection, purchase, development, or construction of real property. We incur such acquisition fees upon receipt of proceeds from the sale of shares. Acquisition fees from January 1, 2009 through December 31, 2009 totaled approximately $13.2 million.

Our advisor bears substantially all of our organization and offering costs other than our payment of selling commissions and dealer-manager fees. We reimburse our advisor for up to 2.0% of our gross offering proceeds for organization and offering costs, including legal, accounting, printing, and other accountable offering costs. From January 1, 2009 through December 31, 2009, we incurred approximately $9.0 million of organization and offering expenses.

For asset management services, in 2009, we generally paid monthly asset management fees equal to one-twelfth of 0.625% of the cost of all of our properties (other than those that fail to meet specified occupancy thresholds) and our investments in joint ventures. This fee structure will continue until the monthly payment equals $2,708,333.33 (or $32.5 million annualized). The monthly payment remains capped at that amount until the cost of all of our properties (other than those that fail to meet specified occupancy thresholds) and our investments in joint ventures is at least $6.5 billion, after which the monthly asset management fee will equal one-twelfth of 0.5% of the cost of all of our properties (other than those that fail to meet specified occupancy thresholds) and our investments in joint ventures. However, the asset management fee related to the Lindbergh Center Buildings, which were acquired July 1, 2008, was immediately 0.5%. The amount of asset management fees paid in any three-month period is limited to 0.25% of the average of the preceding three months’ net asset value calculations. When calculating average net asset value, we deduct the amount of all of our outstanding debt from the aggregate cost of our assets. Asset management fees incurred from January 1, 2009 through December 31, 2009 totaled approximately $29.8 million.

Additionally, we reimburse our advisor for all costs and expenses it incurs in fulfilling its asset management and administrative duties, which may include wages, salaries, taxes, insurance, benefits, information technology, legal and travel, and other out-of-pocket expenses of employees engaged in ongoing management, administration, operations, and marketing functions on our behalf. We do not, however, reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or real estate commissions. Administrative reimbursements, net of reimbursements from tenants, from January 1, 2009 through December 31, 2009 totaled approximately $12.4 million.

The Conflicts Committee considers our relationship with the advisor during 2009 to be fair. The Conflicts Committee evaluated the performance of the advisor and the compensation paid to the advisor in connection with its decision to renew the advisory agreement through July 31, 2010. The Conflicts Committee believes that the amounts payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation was appropriate in order for the advisor to provide the desired level of services to us and our stockholders. The Conflicts Committee bases its evaluation of the advisor on factors such as (a) the amount of the fees paid to the advisor in relation to the size, composition, and performance of our portfolio; (b) the success of the advisor in generating opportunities that meet our investment objectives; (c) rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services; (d) additional revenues realized by the advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection, and other fees; (e) the quality and extent of service and advice furnished by the advisor; (f) the performance of our portfolio, including income, conservation or appreciation of capital, frequency of problem investments, and competence in dealing with distress situations; and (g) the quality of our portfolio relative to the investments generated by the advisor for its own account.

Our Relationship with WIS. Mr. Wells indirectly owns 100% of our dealer-manager, Wells Investment Securities, Inc. (“WIS”). In addition, Messrs. Fretz and Williams are directors of WIS. Our dealer-manager is entitled to receive selling commissions of 7% of aggregate gross offering proceeds, except that no selling commissions are paid in connection with the sale of our shares under the dividend reinvestment plan. WIS reallows 100% of these selling commissions to broker/dealers participating in our public offering. In the event of the sale of shares through an investment advisory representative in which the representative is compensated on a fee-for-service basis by the investor (or through a bank acting as a trustee or fiduciary), the dealer-manager waives its right to a commission, with a corresponding reduction in the purchase price of shares sold in our offering. From January 1, 2009 through December 31, 2009, we incurred selling commissions, net of discounts, of $34.1 million to WIS, of which approximately 100% was reallowed to participating broker/dealers.

WIS also earns a dealer-manager fee of 2.5% of aggregate gross offering proceeds. WIS may reallow to participating broker/dealers up to 1.5% of aggregate gross offering proceeds. There is no dealer-manager fee for shares sold under the dividend reinvestment program. In the event of the sale of shares through an independent investment advisor (or bank acting as trustee or fiduciary), the dealer-manager reduces its dealer-manager fee to 1.5% of gross offering proceeds with a corresponding reduction in the purchase price of the shares. WIS earned dealer-manager fees, net of discounts, from us of approximately $12.2 million from January 1, 2009 through December 31, 2009, of which approximately $6.7 million was reallowed to participating broker/dealers.

The Conflicts Committee believes that this arrangement with WIS is fair. The compensation payable to WIS reflects our belief that such selling commissions and dealer-manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Our Relationship with Wells Management. On November 24, 2009, our property management, leasing, and construction management agreement with Wells Management automatically renewed for another one-year term. Mr. Wells indirectly owns 100% of Wells Management. In consideration for supervising the management, leasing, and construction of certain of our properties, we pay the following fees to Wells Management:

•	For each property for which Wells Management provides property management services, we pay Wells Management a market-based property management fee based on gross monthly income of the property.

•

For each property for which Wells Management provides leasing agent services, Wells Management is entitled to: (i) a one-time fee in an amount not to exceed one month’s rent for the initial rent-up of a newly constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•

For each property for which Wells Management provides construction management services, Wells Management is entitled to receive from us that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions and a management fee to be determined for other construction management activities.

The Conflicts Committee believes that these arrangements with Wells Management are fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties. Property management and construction fees incurred from January 1, 2009 through December 31, 2009 were $4.1 million.

March 24, 2010	The Conflicts Committee of the Board of Directors:
Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, John L. Dixon, and E. Nelson Mills

The Nominating and Corporate Governance Committee

General

The members of our Nominating and Corporate Governance Committee are Neil H. Strickland (Chairman), Richard W. Carpenter, and Bud Carter. The members of the Nominating and Corporate Governance Committee are “independent” as defined by the NYSE.

The primary functions of the Nominating and Corporate Governance Committee are: (i) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (ii) developing and recommending to the board of directors a set of corporate governance guidelines and periodically reevaluating such guidelines for the purpose of suggesting amendments to them; and (iii) overseeing an annual evaluation of the board of directors and each of its committees. The Nominating and Corporate Governance Committee held three meetings during 2009. A copy of the Nominating and Corporate Governance Committee charter is available on our Web site at www.wellsreitII.com.

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills, and characteristics required of board members in the context of the then-current membership of the board. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment, and skills such as an understanding of commercial real estate, capital markets, the securities brokerage industry, commercial banking, insurance, business leadership, accounting and financial management. No one person is likely to possess deep experience in all of these areas. Therefore, the board of directors and the Nominating and Corporate Governance Committee have sought a diverse board of directors whose members collectively possess these skills and experiences. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage. As detailed in the director biographies below, the board of directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management of Wells Capital. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Committee, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12, of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling our Client Services department at 1-800-557-4830.

The Asset Management Committee

The members of the Asset Management Committee are Charles R. Brown (Chairman), Richard W. Carpenter, and Bud Carter, all of whom are independent directors. The primary function of the Asset Management Committee is to advise the board of directors on investment criteria and acquisition policies, the general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals. The Asset Management Committee held six meetings in 2009.

The Stockholder Relations, Communication, and Development Committee

The members of the Stockholder Relations, Communication, and Development Committee are Bud Carter (Chairman), John L. Dixon and Neil H. Strickland, each of whom is an independent director. The primary function of the Stockholder Relations, Communication, and Development Committee is to advise the board of directors on various stockholders’ issues including market conditions, issues relating to net proceeds raised from stockholders, and communications with stockholders. Through guidance and oversight, the Stockholder Relations, Communication, and Development Committee encourages communications that provide stockholders with timely information in a cost-effective and user-friendly format. In addition, the Stockholder Relations, Communication, and Development Committee advises the board on market trends and competitive analysis. During 2009, the Stockholder Relations, Communication, and Development Committee held five meetings.

The Finance and Planning Committee

The members of the Finance and Planning Committee are Richard W. Carpenter (Chairman), Charles R. Brown and George W. Sands, all of whom are independent directors. Prior to March 29, 2010, E. Nelson Mills served as a member of the Finance and Planning Committee. On April 1, 2010, Mr. Sands became a member of the Finance and Planning Committee. The primary function of the Finance and Planning Committee is to review and advise the board of directors on our overall financial performance, which includes issues related to net proceeds raised, fees and expenses, operating earnings, dividends, capital structure, and budgetary and reporting processes. The Finance and Planning Committee held five meetings in 2009.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. Seven of our then eight directors were in attendance at our 2009 annual meeting. We expect all of our directors to be present at our 2010 annual meeting.

Board Leadership Structure and Role in Risk Oversight

President and Board Chair Positions

Mr. Wells serves as both our president and as chairman of the board of directors. As president, Mr. Wells manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. As chairman of the board, Mr. Wells presides over board and stockholder meetings, represents our company at public events and oversees the setting of the agenda for those meetings and the dissemination of information about our company to the board of directors. Our board of directors believes that it is appropriate for our company that one person serve in both capacities. Mr. Wells founded our company and devotes substantially all of his time to its management. With his greater knowledge of our company’s day-to-day operations, our board of directors believes that Mr. Wells is in the best position to oversee the setting of the agenda for the meetings of the board of directors and the dissemination of information about our company to the board of directors. Our board of directors believes that our stockholders want Mr. Wells to preside over stockholder meetings and that his representation of our company at public events is good for our company’s growth.

Some commentators regarding board leadership advocate separating the role of board chair and CEO, maintaining that such separation creates a system of checks and balances to prevent one person from having too much power. Our board of directors believes that this issue is less of a concern for our company than many others. Our board of directors has six independent directors out of a nine-member board. Those six directors constitute the Conflicts Committee, which has the maximum power delegable to a board committee under Maryland law with respect to any matter involving a conflict of interest. As an externally advised company, many matters raise conflicts of interest. As a result, our Conflicts Committee largely directs the management of our company. The Conflicts Committee has its own financial advisor and its own counsel. The Conflicts Committee has a chairman, but the Committee acts as a group and leadership roles are shared among Committee members. For example, one Committee member may chair executive sessions and take the lead in delivering information to the president while another Committee member may take the lead in negotiating with our advisor with respect to the renewal of our advisory agreement. Given the power and dominance of the Conflicts Committee, our board of directors has few concerns regarding concentration of power and believes it is in our best interest that Mr. Wells serve as both president and chairman of the board.

Risk Oversight

Our officers and our advisor perform our day-to-day risk management activities under the direction of our board of directors. Our board of directors has delegated primary oversight of risk management to our Audit Committee. Periodically throughout the year, management and our advisor report to the Audit Committee regarding risk management. The nature and content of those reports are responsive to the requests of the Audit Committee. At least once annually a formal enterprise risk management report is presented by management to the full board of directors. As the Audit Committee is composed entirely of independent directors, the Audit Committee’s role in overseeing risk management activities is consistent with our company’s board leadership structure, i.e., oversight powers are concentrated in the hands of our independent directors.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2010 annual meeting, and all of our directors are being nominated to be re-elected to serve until the 2011 annual meeting and until their successors are elected and qualified.

Name	Position(s)	Age	Year First Became a Director
Leo F. Wells, III	President and Director	66	2003
Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	59	2003
Randall D. Fretz	Senior Vice President	57	N/A
Charles R. Brown	Director	71	2003
Richard W. Carpenter	Director	73	2003
Bud Carter	Director	71	2003
John L. Dixon	Director	67	2008
E. Nelson Mills	Director	49	2007
George W. Sands	Director	64	2010
Neil H. Strickland	Director	74	2003

Leo F. Wells, III, is our President and one of our directors. Since 2005, Mr. Wells has served as the President and from 2005 to 2007 as a director of Wells Timberland REIT, Inc. (“Wells Timberland REIT”), which, like us, is a public program sponsored by Wells Real Estate Funds, Inc., and not listed on a securities exchange. Since 2007, he has served as the President and since 2009 as a director of Wells Real Estate Investment Trust III, Inc. (“Wells REIT III”), which currently has no operations or assets and has filed a registration statement for a best-efforts initial public offering with the SEC that has not yet been declared effective. He also is the sole stockholder, sole director, President, and Treasurer of Wells Real Estate Funds, Inc., which directly or indirectly owns Wells Capital, Wells Management, WIS, Wells & Associates, Inc., Wells Development Corporation, and Wells Asset Management, Inc. He also is the President, Treasurer, and sole director of Wells Capital; Wells Management; Wells Development Corporation, a company organized in 1997 to develop real estate properties; and Wells Asset Management, Inc., a company organized in 1997, which serves as an investment adviser to the Wells Family of Real Estate Funds. Mr. Wells serves as President and a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust. He is the President, Treasurer, and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978. From 1998 to 2007, Mr. Wells served as President and Chairman of the Board of Piedmont Office Realty Trust, Inc. (“Piedmont REIT”), formerly known as Wells Real Estate Investment Trust, Inc., a public REIT sponsored by Wells Real Estate Funds until April 16, 2007, when Piedmont REIT acquired entities affiliated with Wells Real Estate Funds and became a self-advised REIT. From 2006 to 2008, Mr. Wells was the President and a director of Institutional REIT, Inc. (“Institutional REIT”), a prior public program sponsored by Wells Real Estate Funds.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real

Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and WIS entered into a Letter of Acceptance, Waiver, and Consent (“AWC”) with the National Association of Securities Dealers, Inc. (“NASD”) relating to alleged rule violations. The AWC set forth the NASD’s findings that WIS and Mr. Wells had violated conduct rules relating to the provision of noncash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by WIS in 2001 and 2002. Without admitting or denying the allegations and findings against them, WIS and Mr. Wells consented in the AWC to various findings by the NASD, which are summarized in the following paragraph:

In 2001 and 2002, Wells Investment Securities sponsored conferences attended by registered representatives who sold its real estate investment products. Wells Investment Securities also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, Wells Investment Securities paid the costs of travel to the conference and meals for many of the guests, and paid the costs of playing golf for some of the registered representatives and their guests. Wells Investment Securities later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, Wells Investment Securities paid for meals for the guests. Wells Investment Securities also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for Wells Investment Securities products. This conduct violated the prohibitions against payment and receipt of noncash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810, and 3060. In addition, Wells Investment Securities and Mr. Wells failed to adhere to all of the terms of their written undertaking, made in March 2001, not to engage in the conduct described above, thereby failing to observe high standards of commercial honor and just and equitable principles of trade in violation of NASD Conduct Rule 2110.

WIS consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. WIS and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity ended on October 6, 2004.

Among the most important factors that led to the board of directors’ recommendation that Mr. Wells serve as our director are Mr. Wells’ leadership skills, integrity, judgment, knowledge of our company and our advisor, commercial real estate expertise, knowledge of the retail securities brokerage industry, and public company director experience.

Douglas P. Williams is our Executive Vice President, Secretary, and Treasurer and one of our directors. Mr. Williams also is Executive Vice President, Secretary, and Treasurer of Wells Timberland REIT since 2005 and served as a director of Wells Timberland REIT from 2005 to 2007. Since 2007, he also has served as the Executive Vice President, Secretary, Treasurer and a director of Wells REIT III. He also is a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer, and a director of WIS. Mr. Williams also is a Vice President of Wells Real Estate Funds, Inc. and a Vice President and Secretary of Wells Asset Management, Inc. Mr. Williams served as Executive Vice President, Secretary, and Treasurer and a director of Piedmont REIT from 2000 to 2007 and of Institutional REIT from 2006 to 2008.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber, and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with FINRA as a financial and operations principal (Series 27 and 63). Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Graduate Business Administration at Dartmouth College.

Among the most important factors that led to the board of directors’ recommendation that Mr. Williams serve as our director for another term are Mr. Williams’ integrity, judgment, leadership skills, accounting and financial management expertise, familiarity with our company and our advisor, commercial real estate expertise, knowledge of the retail securities brokerage industry, and public company director experience.

Randall D. Fretz has been our Senior Vice President since 2003 and is a Senior Vice President of Wells Capital. He also is the Chief of Staff and a Vice President of Wells Real Estate Funds, a Senior Vice President of Wells Timberland REIT, Wells REIT III and a director of WIS and Wells Investment Management Company. Mr. Fretz served as Vice President of Piedmont REIT from 2002 to 2007 and as Senior Vice President of Institutional REIT from 2006 to 2008. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor’s degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Masters of Business Administration degree from the Ivey School of Business in London, Ontario.

Charles R. Brown is one of our independent directors. From 2006 to 2008, Mr. Brown served as a director of Institutional REIT. He has been involved in real estate activities for over 40 years. From 1971 to 1976, he served as Director of Marketing and Project Manager for Atlanta Center, one of the South’s largest multi-use complexes. Atlanta Center is a two-million square-foot project in the central business district of Atlanta and includes a Hilton Hotel, a bank, and office and retail establishments. From 1976 to 1997, Mr. Brown was President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park in Peachtree Corners, north of Atlanta, which was selected for the Governor’s Award for its contribution to community economic development.

Mr. Brown is Chairman of CRB Realty Associates, a private real estate consulting firm. He previously has been president and vice chairman of Atlantic Station, LLC, where he was involved in the planning and development of Atlantic Station, a redevelopment project of the former steel mill of Atlantic Steel in Atlanta, Georgia. He also has represented one of the partnerships developing an office building constituting part of the Atlantic Station project.

Mr. Brown is a past President of the Georgia Tech Foundation, past Chairman of the Gwinnett County Chamber of Commerce and the Georgia Chamber of Commerce, and past Vice Chairman of the Georgia Governor’s Development Council. He also served on the board of directors of the Georgia Department of Technical and Adult Education. He is a graduate of the Georgia Institute of Technology where he received a B.S. degree in Building Construction from the College of Architecture.

Among the most important factors that led to the board of directors’ recommendation that Mr. Brown serve as our director are Mr. Brown’s integrity, judgment, leadership skills, extensive commercial real estate expertise, familiarity with our company, public company director experience, and independence from management and our advisor.

Richard W. Carpenter is one of our independent directors. From 1998 to 2007, Mr. Carpenter served as an independent director of Piedmont REIT and as an independent trustee of the Wells Family of Real Estate Funds from 1998 until 2008. He served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K.-American Properties, Inc., which was established primarily for investment in commercial real estate within the United States.

Mr. Carpenter is a managing partner of Carpenter Properties, L.P., a real estate limited partnership, and a Director and Chairman of the Independent Directors Committee of MidCountry Financial Corp. He retired as President and director of Commonwealth Oil Refining Company, Inc. and Realmark Holdings in 2001.

Mr. Carpenter previously served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B., and Chairman of the Audit Committee of First Liberty Financial Corp. He has been a member of the National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT, which invested in commercial properties. Mr. Carpenter is a past Chairman of the American Bankers Association Housing and Real Estate Finance Division Executive Committee. Mr. Carpenter holds a Bachelor of Science degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.

Among the most important factors that led to the board of directors’ recommendation that Mr. Carpenter serve as our director are Mr. Carpenter’s integrity, judgment, leadership skills, extensive banking expertise, extensive commercial real estate expertise, public company director experience, familiarity with our company and independence from management and our advisor.

Bud Carter is one of our independent directors. From 1998 to 2007, Mr. Carter served as an independent director of Piedmont REIT and as an independent trustee of the Wells Family of Real Estate Funds from 1998 until 2008. For more than 20 years, Mr. Carter was an award-winning broadcast news director and anchorman for several radio and television stations in the Midwest. Later, from 1975 to 1980, Mr. Carter served as General Manager of WTAZ-FM, a radio station in Peoria, Illinois, and served as Publisher and Editor of The Peoria Press, a weekly business and political journal. From 1981 until 1989, Mr. Carter was an owner and General Manager of Transitions, Inc., a corporate outplacement company in Atlanta, Georgia.

Mr. Carter currently chairs three monthly peer groups for Vistage International (formerly The Executive Committee), a leadership organization that offers members monthly peer workshops, one-on-one business coaching, speaker presentations and a library of online content for business executives. Mr. Carter was recruited in 1987 to be the chairman of the organization’s first peer group in Atlanta. See “Transactions with Related Persons” below. Mr. Carter serves on the board of directors of Creative Storage Systems, Inc., The Springs Newspapers, and The Rockbridge Commercial Bank; earlier board service includes The DiversiTech Corporation and WaveBase9. He is a graduate of the University of Missouri, where he earned degrees in Liberal Arts and Journalism.

Among the most important factors that led to the board of directors’ recommendation that Mr. Carter serve as our director are Mr. Carter’s integrity, judgment, leadership, broad experience in working with CEOs and other business leaders, familiarity with our company, public company director experience, and independence from management and our advisor.

John L. Dixon is one of our independent directors. Mr. Dixon has over 40 years experience in the financial services industry and has spent the majority of his professional career serving in various executive roles for broker-dealer companies controlled or wholly owned by Pacific Life. Mr. Dixon’s affiliation with Pacific Life began in 1984 as Vice President, Financial Planning with Lowry Financial Service Corporation, which became a wholly owned subsidiary of Pacific Life. During his 23-year tenure with Pacific Life, Mr. Dixon held numerous positions, and prior to his retirement from Pacific Life in June 2007, Mr. Dixon was President and Director of Pacific Select Group, LLC; Chairman and Chief Executive Officer of Mutual Service Corporation; Director of Waterstone Financial Group; Director of United Planners Financial Services; Director of Associated Financial Group, Inc. and Manager of M.L. Stern & Co. LLC. Upon his retirement from Pacific Life, Mr. Dixon assumed an interim position with LPL Financial to assist in the transition of Pacific Life firms acquired by LPL Financial. Mr. Dixon retired from full-time employment in June 2008.

During his financial services career, Mr. Dixon participated in many industry service organizations. He is a founding director of the Financial Planning Association (formerly the Institute of Certified Financial Planners) and previously served two terms as a director with the Institute of Certified Financial Planners from 1976 to 1977 and 2001 to 2003. From 1994 to 2003, Mr. Dixon served as a Trustee of the National Endowment for Financial Education where he was a member of the Investment Committee, the Executive Committee and served as Chairman of the Board of Trustees. Mr. Dixon received a four-year Certificate of Christian Education from Prairie Bible Institute in Alberta, Canada. He is a graduate of American College where he earned Masters of Science degrees in Financial Services and Management.

Among the most important factors that led to the board of directors’ recommendation that Mr. Dixon serve as our director are Mr. Dixon’s integrity, judgment, leadership, knowledge of the securities brokerage industry, familiarity with our company, and independence from management and our advisor.

E. Nelson Mills is one of our directors, and from April 2007 to March 29, 2010, served as one of our independent directors. On March 29, 2010, Mr. Mills became a Senior Vice President of Wells Capital, Inc.. Mr. Mills is expected to devote a majority of his time to us on behalf of Wells Capital. From February 2006 to March 29, 2010, Mr. Mills served as an independent director of Wells Timberland and continues to serve on its board of directors. From 2006 to 2008, Mr. Mills also served as an independent director of Institutional REIT. Mr. Mills served as the president and chief operating officer of Williams Realty Advisors, LLC from 2005 to 2009. While at Williams Realty Advisors, Mr. Mills was responsible for investment and financial strategy and is in charge of the design, formation and operation of a series of real estate investment funds.

Prior to joining Williams in December 2004, Mr. Mills was a financial consultant to Timbervest, LLC, an investment manager specializing in timberland investments. From September 2000 to April 2004, Mr. Mills served as chief financial officer of Lend Lease Real Estate Investments (US), Inc., an investment manager specializing in the acquisition and management of commercial real estate, and from August 1998 to August 2000 served as a senior vice president of Lend Lease with responsibility for tax planning and administration and the supervision of various merger and acquisition activities. Prior to joining Lend Lease, Mr. Mills was a tax partner with KPMG LLP.

Mr. Mills received a Bachelor of Science degree in Business Administration from the University of Tennessee and a Masters of Business Administration degree from the University of Georgia. Mr. Mills also is a Certified Public Accountant.

Among the most important factors that led to the board of directors’ recommendation that Mr. Mills serve as our director are Mr. Mills’ integrity, judgment, leadership, accounting and financial management expertise, commercial real estate expertise, familiarity with our company and public company director experience.

George W. Sands has served as one of our independent directors and as an independent director of Wells Timberland since April 1, 2010. From 1970 to 2006, Mr. Sands served as a partner with KPMG LLP and its predecessor firms, Peat Marwick Mitchell and Peat Marwick Main. While at KPMG, Mr. Sands served as the Southeast Area Managing Partner for the firm’s Audit and Advisory Practice from 1998 until his retirement in 2006. During his career at KPMG, Mr. Sands also served as Southeast Area Managing Partner of Manufacturing, Retailing and Distribution, Atlanta Office Managing Partner, and Securities and Exchange Reviewing Partner. He was a member of the KPMG’s National Audit Leadership Team and a Trustee on the KPMG Foundation Board of Directors.

Since 1995, Mr. Sands has served on the Board of Directors of The Atlanta Convention and Visitors Bureau and the Advisory Board of The Atlanta Alliance on Developmental Disabilities. Mr. Sands is a member of The Rotary Club of Atlanta, where he has served as Treasurer. Mr. Sands also has served as a member of the Boards of the Metro Atlanta Chamber of Commerce and the Georgia Chamber of Commerce.

Mr. Sands received a Bachelor of Business Administration degree from the University of Georgia. He has been a member of the School of Accounting Advisory Council at University of Georgia. He is a retired Certified Public Accountant in the State of Georgia. Mr. Sands also served as an officer in the United States Army, including a tour of duty in the Republic of South Vietnam.

Among the most important factors that led to the board of directors’ recommendation that Mr. Sands serve as our director are Mr. Sands’ integrity, judgment, leadership, significant knowledge of public accounting, audit and financial management experience and independence from management and our advisor.

Neil H. Strickland is one of our independent directors. From 1998 to 2007, Mr. Strickland served as an independent director of Piedmont REIT and serves as an independent trustee of the Wells Family of Real Estate Funds. He was employed by Loyalty Group Insurance (which subsequently merged with America Fore Loyalty Group and is now known as The Continental Group) as an automobile insurance underwriter. From 1957 to 1961, Mr. Strickland served as Assistant Supervisor of the Casualty Large Lines Retrospective Rating Department. From 1961 to 1964, Mr. Strickland served as Branch Manager of Wolverine Insurance Company, a full-service property and casualty service company, where he had full responsibility for underwriting of insurance and office administration in the State of Georgia. In 1964, Mr. Strickland and a nonactive partner started Superior Insurance Service, Inc., a property and casualty wholesale general insurance agency. Mr. Strickland served as President and was responsible for the underwriting and all other operations of the agency. In 1967, Mr. Strickland sold his interest in Superior Insurance Service, Inc. and started Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers. Mr. Strickland is currently the Senior Operations Executive of Strickland General Agency, Inc. and devotes most of his time to long-term planning, policy development, and senior administration.

Mr. Strickland is a Director of First Covenant Bank located in Woodstock, Georgia. He is a past President of the Norcross Kiwanis Club and served as both Vice President and President of the Georgia Surplus Lines Association. He also served as President and a director of the National Association of Professional Surplus Lines Offices. Mr. Strickland is a past director of First Capital Bank, a community bank, and from November 2004 to November 2005 served as a director of CNB Holdings, Inc., a publicly traded bank, both located in Georgia. Mr. Strickland attended Georgia State University, where he majored in business administration. He received his L.L.B. degree from Atlanta Law School.

Among the most important factors that led to the board of directors’ recommendation that Mr. Strickland serve as our director are Mr. Strickland’s integrity, judgment, leadership, insurance industry expertise, public company director experience, familiarity with our company, and independence from management and our advisor.

Compensation of Executive Officers

Our executive officers do not receive compensation from us for services rendered to us. Our executive officers also are officers of Wells Capital, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. See “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” for a discussion of the fees paid to Wells Capital and its affiliates.

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Leo F. Wells, III (1)	—	—
Douglas P. Williams (1)	—	—
Charles R. Brown	74,500	74,500
Richard W. Carpenter	71,000	71,000
Bud Carter	70,500	70,500
John L. Dixon	54,500	54,500
E. Nelson Mills (2)	66,000	66,000
George W. Sands (3)	0	0
Neil H. Strickland	71,500	71,500

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.
(2)	Mr. Mills served as an independent director until March 29, 2010 and on that date became affiliated with Wells Capital.
(3)	Mr. Sands became an independent director on April 1, 2010.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $30,000;

•	$1,500 per regularly scheduled board meeting attended;

•

$1,500 per regularly scheduled committee meeting attended (in addition, the Audit Committee chairperson receives an annual retainer of $7,500 and all other committee chairpersons receive annual retainers of $5,000 for serving in that capacity); and

•	$500 per special board meeting attended whether held in person or by telephone conference.

In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Option Plan (described below). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Independent Director Stock Option Plan

We have adopted an Independent Director Stock Option Plan. However, we suspended this plan in 2007 and do not expect to issue additional options to our independent directors until our shares of common stock are listed on a national securities exchange. Prior to suspending the plan, we had issued stock options to purchase 50,500 shares of common stock to our independent directors pursuant to this plan. Of these, options to purchase 29,500 shares of common stock remain outstanding. Available for future issuance under the plan are options to purchase 18,000 shares that were terminated in 2007 and options to purchase 3,000 shares that were terminated in 2006. We may not grant options under this plan at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers, or any of their affiliates, would exceed 10% of our outstanding shares.

The exercise price for all options granted to date is $12.00 per share. The exercise price for subsequent options, if any, will be the greater of $12.00 per share or the fair market value of the shares on the date they are granted. Fair market value is generally defined to mean (i) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or (ii) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange. However, if the Conflicts Committee determines that the fair market value of our shares is not properly reflected by such Nasdaq quotations, or if our shares are not quoted by Nasdaq, then the Conflicts Committee will determine fair market value in good faith.

We have authorized and reserved a total of 100,000 shares for issuance under the plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization, or otherwise, we will make an appropriate adjustment in the number and kind of shares that may be issued pursuant to exercise of the options. We also will make a corresponding adjustment to the exercise price of the options granted prior to any change. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised but will change only the exercise price for each share.

Options will lapse on the first to occur of (i) the tenth anniversary of the date we grant them, (ii) the removal for cause of the independent director as a member of the board of directors, or (iii) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of common stock. Options are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign, or transfer their options other than by will or the laws of descent or distribution.

The term of the plan is 10 years. Upon our earlier dissolution or liquidation; upon our reorganization, merger, or consolidation with one or more corporations as a result of which we are not the surviving corporation; or upon sale of all or substantially all of our properties, the plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•

for the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the plan and the options by such successor corporation under the original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Equity Compensation Plan Information

We have reserved 750,000 shares of common stock for issuance under our Stock Option Plan and 100,000 shares of common stock under the Independent Director Stock Option Plan. Both plans were approved by our stockholders in 2003 before we commenced our initial public offering. The following table provides summary information about securities issuable under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	29,500	$12.00	820,500
Equity compensation plans not approved by security holders	—	—	—

Total	29,500	$12.00	820,500

(1)	Includes 70,500 shares reserved for issuance under the Independent Director Stock Option Plan, which has been suspended. We do not expect to issue additional options to our independent directors until our shares of common stock are listed on a national securities exchange.

TRANSACTIONS WITH RELATED PERSONS

For a discussion of the material transactions since the beginning of 2009 and any currently proposed transactions involving us and any of our officers or directors or their affiliates, see “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” above. In addition, set forth below is information regarding transactions not involving us which are between our independent directors and our affiliates.

In determining that Messrs. Brown, Carpenter, Carter, Dixon, Mills and Strickland were independent under our charter and the standards of the NYSE, the board of directors considered the transactions, relationships and arrangements noted below. Mr. Strickland serves as an independent trustee of the Wells Family of Real Estate Funds. From 1998 to 2008, Messrs. Carpenter and Carter served as independent trustees to the Wells Family of Real Estate Funds. From 2006 to 2008, Messrs. Brown and Mills served as independent directors of Institutional REIT, which was sponsored by Wells Real Estate Funds. Mr. Mills serves as a director of Wells Timberland REIT, Inc. and was designated as an independent director of Wells Timberland REIT, Inc. until becoming a Senior Vice President of Wells Capital on March 29, 2010.

In addition, Bud Carter currently chairs three monthly peer groups for Vistage International, a leadership organization that offers members monthly peer workshops, one-on-one business coaching, speaker presentations, social networking and a library of online content for business executives. Messrs. Wells and Fretz are each members of separate peer groups chaired by Mr. Carter. Mr. Carter also meets privately each month with each member of the groups attended by Messrs. Wells and Fretz. In addition, an officer of Wells Management is a member of a third peer group chaired by Mr. Carter. Each group consists of up to 18 members. Wells Capital pays the fees associated with the participation of the Wells officers in the peer groups. These amounts are not reimbursed by our company. Wells Capital paid Vistage International the following amounts with respect to the foregoing participation for each of the last three years: $29,460 for 2007, $29,460 for 2008 and $30,660 for 2009. Mr. Carter’s compensation from Vistage International is a percentage of each enrollee’s monthly dues. In each of the last three years, the total amount that Mr. Carter received from Vistage International related to the participation of the three Wells officers represented less than 5% of Mr. Carter’s total compensation from Vistage International in that year. Mr. Carter has no equity interest in Vistage International.

Prior to joining our board of directors in 2008, John L. Dixon served as an officer of Mutual Service Corporation and Associated Securities, Inc., two broker-dealer firms that have executed agreements with WIS to sell our securities and other products sponsored by our affiliates. The compensation amounts paid by WIS to the broker-dealer firms pursuant to these agreements were $2,212,930 in 2007 and $1,365,350 in 2008.

STOCK OWNERSHIP

The following table shows, as of February 28, 2010, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage
Leo F. Wells, III (3)	175,853	*
Douglas P. Williams	1,105	*
Randall D. Fretz	3,198	*
Charles R. Brown (4)	7,605	*
Richard W. Carpenter (4)	7,500	*
Bud Carter (4)(5)	44,553	*
John L. Dixon	12,002	*
E. Nelson Mills (6)	3,366	*
George W. Sands (7)	0	*
Neil H. Strickland (4)	6,500	*

All officers and directors as a group (8)	261,682	*

*	Less than 1% of the outstanding common stock.
(1)	Address of each named beneficial owner is c/o Wells Real Estate Investment Trust II, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365.
(2)	None of the shares are pledged as security.
(3)	Includes 2,334 shares owned by Mr. Wells’s spouse.
(4)	Includes options to purchase up to 6,500 shares of common stock that are exercisable within 60 days of February 28, 2010.
(5)	Includes 26,341 shares owned by Mr. Carter’s spouse.
(6)	Includes options to purchase up to 2,500 shares of common stock that are exercisable within 60 days of February 28, 2010.
(7)	On April 1, 2010, Mr. Sands became one of our independent directors.
(8)	Includes options to purchase an aggregate of up to 28,500 shares of common stock, which are exercisable within 60 days of February 28, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in our annual report on Form 10-K or in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2009 except as follows: one report disclosing one transaction was filed late by Mr. Wells.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact our Client Services department by mail at Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by telephone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSALS YOU MAY VOTE ON

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet, using the unique control number found on the enclosed proxy card, (2) by telephone, using the unique control number found on the enclosed proxy card, or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of nine nominees to our board of directors. Those persons elected will serve as directors until the 2011 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• Charles R. Brown	• George W. Sands
• Richard W. Carpenter	• Neil H. Strickland
• Bud Carter	• Leo F. Wells, III
• John L. Dixon	• Douglas P. Williams
• E. Nelson Mills

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 17 through 22.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

A plurality of the votes cast is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees does not exceed the number of board seats, a nominee need only receive a single “for” vote to be elected. Abstentions, “withhold” votes and broker non-votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

However, in order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have adopted a policy requiring each of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes in an uncontested election. If a director must offer to resign because of “withhold” vote totals, the Conflicts Committee must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Conflicts Committee accepts the offer, then the resignation will be effective upon acceptance. If the Conflicts Committee rejects an offer, it must disclose the reasons for doing so in a Form 8-K filed with the SEC.

Any director who tenders his or her resignation pursuant to this provision shall not participate in any Conflicts Committee action regarding whether to accept his or her offer of resignation or whether to accept any other director’s resignation. However, if the nonparticipation of resigning directors would leave fewer than three directors participating in the decision, then all Conflicts Committee members may participate other than the director whose resignation is at issue.

The offer of resignation also may be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. Unless previously accepted by the Conflicts Committee, such resignation shall be effective immediately prior to the stockholders’ election of a successor at such meeting. If no successor is elected and qualified at such meeting, then the resignation shall not be deemed to be accepted.

The policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our Web site at www.wellsreitII.com.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

PROPOSAL 2. AMENDMENT TO OUR CHARTER

Because shares of our common stock are not listed on a national securities exchange and were not anticipated to be listed on a national securities exchange in connection with our ongoing public offering, we were required to register the offering with the state securities administrator in each state in which we desired to offer securities for sale. In offerings that are subject to their regulation, most states hold real estate investment trusts to the standards set forth in the Statement of Policy Regarding Real Estate Investment Trusts promulgated by the North American Securities Administrators Association, Inc. (the “NASAA REIT Guidelines”). Because we are a real estate investment trust, a number of states where we wish to offer securities for sale require us to comply with the NASAA REIT Guidelines.

The registration statement for our ongoing public offering was declared effective by the SEC, the District of Columbia and Puerto Rico in 2008. In some states, we are required to renew the registration statement in order to continue the offering. In connection with our most recent renewal in the State of Michigan, we were required to seek stockholder approval at this annual meeting of an amendment to our charter to require that certain conflict-of-interest and joint venture transactions, which currently require approval of only the Conflicts Committee of the board of directors, be approved by both the Conflicts Committee and the board of directors. This amendment is described more fully below.

In this proxy statement and at the annual meeting, the board of directors is not requesting the approval of the stockholders to continue the ongoing public offering. Rather, pursuant to our undertaking with the State of Michigan, the board of directors is requesting that the stockholders approve an amendment to our charter, which the board of directors deems advisable.

Vote Required

Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to amend our charter. Abstentions and broker non-votes will have the same effect as votes against the proposal to amend our charter. Proxies received will be voted “FOR” the approval of the proposal to amend our charter unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to the proposed amendment to our charter. Accordingly, to the extent that you object to the proposed amendment to our charter, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Presentation of Proposed Amendment

In connection with the renewal of the registration of our ongoing public offering in Michigan, we undertook to seek stockholder approval to amend provisions of our charter to require that certain conflict-of-interest and joint venture transactions, which currently require approval of only the Conflicts Committee of the board of directors, be approved by both the Conflicts Committee and the board of directors, as shown below. These changes conform to the requirements of the NASAA REIT Guidelines. The board of directors does not believe these changes are likely to have any effect on the approval of conflict-of-interest or joint venture transactions because it is extremely unlikely that such a transaction would be approved by the Conflicts Committee but not approved by the full board of directors. However, if the proposed amendment were to have any effect, it would be only to prevent one of the conflict-of-interest or joint venture transactions described below.

Below, we show the changes to our charter that are part of the proposed amendment by including the relevant sections of our charter with a single line through text we propose to delete and a single line underneath text we propose to add.

Amendment to Section 8.6 of our Articles of Amendment and Restatement

Section 8.7. ACQUISITION FEES. The Corporation shall not purchase a property or invest in or make a mortgage loan if the Acquisition Fees and Acquisition Expenses incurred in connection therewith are not reasonable or exceed 6% of the Contract Purchase Price or, in the case of a mortgage loan, 6% of the funds advanced unless a majority of the directors (including a majority of the Conflicts Committee) approves ~~(by majority vote)~~ the Acquisition Fees and Acquisition Expenses and determines the transaction to be commercially competitive, fair and reasonable to the Corporation. The Corporation may pay Acquisition Fees and Acquisition Expenses in advance of property-acquisition services provided that the method of allocating such Acquisition Fees and Acquisition Expenses to subsequent property or mortgage investments for purposes of the limit set forth in the preceding sentence is reasonable or has been approved by the Conflicts Committee.

Amendment to Section 9.2 of our Articles of Amendment and Restatement

Section 9.2. LIMITATIONS ON ACQUISITIONS FROM AFFILIATES. The Corporation may not purchase or lease properties in which the Advisor, a Sponsor, a director or an Affiliate thereof has an interest without a determination by a majority of the board (including a majority of the Conflicts Committee) ~~(by majority vote)~~ not otherwise interested in the transaction that such transaction is fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the property to the Affiliated seller or lessor unless there is substantial justification for the excess amount. Notwithstanding the preceding sentence, in no event may the Corporation acquire any such property at an amount in excess of its current appraised value as determined by an Independent Expert.

Amendment to Section 9.3 of our Articles of Amendment and Restatement

Section 9.3. LIMITATIONS ON SALES TO AFFILIATES. The Corporation shall not transfer or lease assets to a Sponsor, the Advisor, a director or an Affiliate thereof unless approved by a majority of the board (including a majority of the Conflicts Committee) ~~(by majority vote)~~ not otherwise interested in the transaction as being fair and reasonable to the Corporation.

Amendment to Section 9.4 of our Articles of Amendment and Restatement

Section 9.4. LIMITATIONS ON OTHER TRANSACTIONS INVOLVING AFFILIATES. ~~The~~ A majority of the board (including a majority of the Conflicts Committee) ~~(by majority vote)~~ not otherwise interested in the transaction must conclude that all other transactions, including joint ventures, between the Corporation and a Sponsor, the Advisor, a director or an Affiliate thereof are fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.

Amendment to Section 9.7 of our Articles of Amendment and Restatement

Section 9.7. LIMITATIONS ON LOANS. The Corporation will not make any loans to a Sponsor, the Advisor, a director or an Affiliate thereof except as provided in Section 9.12 or to wholly owned subsidiaries (directly or indirectly) of the Corporation. The Corporation will not borrow from such parties unless a majority of the board (including a majority of the Conflicts Committee) ~~(by majority vote)~~ not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to the Corporation than comparable loans between unaffiliated parties. These restrictions on loans apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit the Corporation’s ability to advance reimbursable expenses incurred by directors or officers or the Advisor or its Affiliates.

Amendment to Section 9.9 of our Articles of Amendment and Restatement

Section 9.9. LIMITATIONS ON INVESTMENTS IN EQUITY SECURITIES. The Corporation may not invest in equity securities unless a majority of the board (including a majority of the Conflicts Committee ~~(by majority vote)~~ not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable.

Recommendation

Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Mr. Douglas P. Williams, at our executive offices no later than December 31, 2010. However, if we hold our annual meeting before June 21, 2011 or after August 20, 2011, stockholders must submit proposals for inclusion in our 2011 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to present a proposal at the 2011 annual meeting, whether or not the proposal is intended to be included in the 2011 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary no later than                             .

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PROXY FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

And now you can Vote your Proxy on the PHONE or the INTERNET.

It saves Money! Telephone and Internet voting saves postage costs, which can help minimize REIT II expenses.

It saves Time! Telephone and Internet voting is instantaneous – 24 hours a day.

It’s Easy! Just follow these simple steps:

1. Read your proxy statement and have it at hand.

2. Call toll-free 1-866-241-6192, or go to the Web site: http://www.wellsreitii.com/proxy.

3. Follow the recorded or on-screen directions.

4. Unless you wish to change your vote, do not mail your Proxy Card if you vote by phone or Internet.

Please detach at perforation before mailing.

PROXY	WELLS REAL ESTATE INVESTMENT TRUST II, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS – JULY 21, 2010 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PROXY

The undersigned stockholder hereby appoints Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of WELLS REAL ESTATE INVESTMENT TRUST II, INC., to be held on July 21, 2010, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the annual meeting of stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless the undersigned stockholder directs otherwise, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2. The proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 21, 2010, meeting date.

Internet and telephone proxy authorization must be received by 1:30 p.m. (ET), July 21, 2010, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, Internet and telephone proxy authorizations must be received by the day the meeting is resumed.

VOTE VIA THE TELEPHONE: 1-866-241-6192
VOTE VIA THE INTERNET: http://www.wellsreitii.com/proxy
999 9999 9999 999

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Share Owner sign here	Date

Co-Owner sign here	Date

REIT_20174_041709

☐	Please mark here for address change. SEE REVERSE SIDE

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Wells Real Estate Investment Trust II, Inc.

Stockholder Meeting to Be Held on July 21, 2010.

You are receiving this communication because you hold shares in Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”). This is to inform you that the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you in this packet and on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement for this meeting and the 2009 Annual Report are available at: http://www.wellsreitii.com/proxy

PLEASE SIGN, DATE, AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

Unless you direct otherwise, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.

YOU ALSO MAY VOTE A PROXY BY TOUCH-TONE PHONE OR BY INTERNET. (See enclosed flyer for further instructions.)

PLEASE MARK VOTES AS IN THIS EXAMPLE:

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AS DESCRIBED IN THE PROXY STATEMENT.

1.	To vote for the election of directors:				FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	01. Leo F. Wells, III	02. Douglas P. Williams	03. Charles R. Brown	04. Richard W. Carpenter
	05. Bud Carter	06. E. Nelson Mills	07. Neil H. Strickland	08. John Dixon	☐	☐	☐
09. George W. Sands

To withhold authority to vote “FOR” any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee number(s) on the line below.

2.	Proposal to amend our charter:				FOR	AGAINST	ABSTAIN
					☐	☐	☐

	YES	NO
I PLAN TO ATTEND THE MEETING.	☐	☐

ADDRESS CHANGE:

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY